Exhibit 12.1


                              Condor Systems Inc.
                       Ratio of Earnings to Fixed Charges

                              Pursuant to Item 503
                                 Regulation S-K


                                                               Years ended December 31,                Six Months Ended June 30,
                                                     ----------------------------------------------    -------------------------
Description                                           1995     1996      1997       1998      1999         1999      2000
--------------------------------------------------   ------   ------    ------     -------   ------       ------    ------
Income (loss) before income taxes                    5,266   (14,950)   (5,407)     4,262   (10,761)      (9,202)   (3,620)
  Interest expense                                     813     1,287     5,311      6,734    11,521        4,302     7,886
  Amortization of deferred financing costs               -         -       377        681       536          384       226
  Amortization of debt discount                          -         -         -        239        64           96         -
  Lease rental expense representative of interest      492       419       450        571       687          318       392
                                                     -----    ------     -----     ------    ------        -----     -----
Earnings before fixed charges                        6,571   (13,244)      731     12,487     2,047       (4,102)    4,884
                                                     =====    ======     =====     ======    ======        =====     =====
Fixed Charges
  Interest expense                                     813     1,287     5,311      6,734    11,521        4,302     7,886
  Amortization of deferred financing costs               -         -       377        681       536          384       226
  Amortization of debt discount                          -         -         -        239        64           96         -
  Lease rental expense representative of interest      492       419       450        571       687          318       392
                                                     -----    ------     -----     ------    ------        -----     -----
Total Fixed Charges                                  1,305     1,706     6,138      8,225    12,808        5,100     8,504
                                                     =====    ======     =====     ======    ======        =====     =====

Ratio of earnings to fixed charges                     5.0       N/A       N/A        1.5       N/A          N/A       N/A

Deficiency in earnings                                       (14,950)   (5,407)             (10,761)      (9,202)   (3,620)